Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-99629, 333-69706, and 333-112322; Form S-3 No. 333-112323) of SEQUENOM, Inc., of our report dated April 25, 2005, with respect to SEQUENOM, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SEQUENOM, Inc. included in this Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 25, 2005